Exhibit 10.4
CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of February 14, 2019 by and between The New Home Company Inc. (the “Company”) and Thomas Redwitz (“Consultant”).
RECITALS
A.    Consultant currently serves as Chief Investment Officer of the Company.
B.    Consultant desires to resign, and the Company and Consultant mutually desire to transition Consultant’s role with the Company from that of Chief Investment Officer of the Company to that of a non-employee consultant to the Company, effective as of March 1, 2019 (the “Transition Date”).
C.    Consultant and the Company (i) previously agreed, pursuant to that certain Separation and Release Agreement by and between the Company and Consultant effective as of February 14, 2019 (the “Separation Agreement”) that, effective as of the Transition Date, the employment agreement by and between the Company and Consultant, dated January 30, 2014, as amended by those certain amendments dated February 16, 2017, March 23, 2017 and February 16, 2018 (collectively, the “Employment Agreement”), shall terminate, and neither the Company nor Consultant shall have any further obligations thereunder except as expressly provided in the Separation Agreement and (ii) mutually desire that Consultant will cease to be an employee of the Company and will thereupon become an independent contractor of the Company performing consulting services.
D.    Consultant desires to perform such services on the terms and conditions set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant hereby agree as follows:
1.Term. The term of this Agreement shall be for a period commencing as of the Transition Date and ending on the one-year anniversary thereof (the “Initial Termination Date”) and shall include any extensions pursuant to the following sentences of this Section 1 (collectively, the “Consulting Period”). The Consulting Period may be extended for such appropriate period of time as the parties may agree. Notwithstanding the foregoing, either party hereto may terminate the Consulting Period and Consultant’s services hereunder at any time, for any reason or no reason.
2.Services.
(a)    During the Consulting Period, Consultant shall provide consulting services with regard to the business and operations of the Company, its subsidiaries and its affiliates as requested by the Company’s President, and may include all or some of the services set forth on Exhibit A attached hereto (collectively, the “Services”).

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(b)    Consultant shall devote such time as is necessary for the proper performance of the Services, but is expected to devote approximately, but no more than, 40 hours per month during the Consulting Period.
3.Compensation for Services. During the Consulting Period, the Company shall pay Consultant a fee (the “Consulting Fee”) of $10,000 per month. The monthly Consulting Fee shall be paid to Consultant in arrears on each monthly anniversary of the Transition Date during the Consulting Period (beginning on the first monthly anniversary of the Transition Date). In addition, each outstanding vested Company stock option held by Consultant as of the Transition Date (each, a “Pre-Consulting Stock Option”) shall, during the Consulting Period, remain outstanding and exercisable in accordance with its terms starting on the Transition Date (based on Consultant’s continued provision of Services thereafter rather than continued employment), but in no event beyond the outside expiration date of such Pre-Consulting Stock Option.
4. Expenses. During the Consulting Period, the Company shall reimburse Consultant for reasonable expenses in accordance with the Company’s substantiation and reimbursement policies applicable to independent contractors, as in effect from time to time.
5.Termination of Consultancy. Either the Company or Consultant may terminate the Consulting Period and Consultant’s Services hereunder at any time, for any reason, upon written notice to the other party, subject to the following requirements upon termination.
(a)    Termination Without Cause. If the Company terminates the Consulting Period and Consultant’s Services hereunder without Cause (as defined below) after the three-month anniversary of the Transition Date, then, subject to Consultant’s timely execution and non-revocation of a general release of claims in a form prescribed by the Company (and notwithstanding anything in Section 4 hereof to the contrary), the Company shall pay Consultant $10,000, in a single lump-sum payable on the 30th day following the termination date.
(b)    Any Termination. If the Consulting Period and the Consultant’s Services hereunder are terminated for any reason, (i) the Company shall pay to Consultant any portion of the Consulting Fee that has been earned but unpaid through such date of termination, and (ii) unless such termination was by the Company for Cause, all remaining Pre-Consulting Stock Options shall remain exercisable for three months following the termination date (but in no event beyond the outside expiration date of such Pre-Consulting Stock Option). In addition, if the Consulting Period and the Consultant’s Services hereunder are terminated for any reason not described in Section 5(a) hereof, Consultant shall immediately forfeit all Consulting Fees payable with respect to periods of service following such termination date.
(c)    Return of Property. Upon the termination of the Consulting Period and Consultant’s Services hereunder for any reason, Consultant agrees to return to the Company all documents of the Company and its affiliates (and all copies thereof) and all other Company or Company affiliate property that Consultant has in its possession, custody or control. Such property includes, without limitation: (i) any materials of any kind that Consultant knows contain or embody any proprietary or confidential information of the Company or an affiliate of the Company (and all reproductions thereof), (ii) computers (including, but not limited to, laptop computers, desktop computers and similar devices) and other portable electronic devices (including, but not limited to, tablet computers), cellular phones/smartphones, credit cards, phone cards, entry cards, identification badges and keys, and (iii) any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company

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or any of its affiliates and any information received from the Company or any of its affiliates regarding third parties.
(d)    Exclusivity of Benefits. Except as expressly provided in this Agreement, the Company shall have no further obligations to Consultant upon termination of the Consulting Period and Consultant’s Services hereunder.
(e)    Definition of “Cause”. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following conditions:
(i)    any act or omission that constitutes a material breach by Consultant of any of his material obligations under this Agreement, after a written demand for substantial performance is delivered to Consultant by the President that specifically identifies the manner in which the President believes that Consultant has materially breached such obligations and Consultant’s failure to cure such alleged breach not later than 30 days following his receipt of such notice;
(ii)    conviction or plea of guilty or nolo contendere to a charge of commission of a felony or a misdemeanor involving moral turpitude;
(iii)    the commission of dishonest, fraudulent or deceptive acts or practices in connection with Consultant’s services that are materially injurious to the Company, monetarily or otherwise; or
(iv)    Consultant’s ongoing willful refusal to follow the proper and lawful directions of the President after a written demand for substantial performance is delivered to Consultant by the President that specifically identifies the manner in which the President believes that Consultant has refused to follow its instructions and Consultant’s failure to cure such refusal not later than 30 days following his receipt of such notice.
For purposes of this definition, no act, or failure to act, on the part of Consultant shall be considered “willful” unless it is done, or omitted to be done, by Consultant in bad faith or without reasonable belief that Consultant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon (A) authority given by the President or (B) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Consultant in good faith and in the best interests of the Company.
6.Cooperation. In addition to the Services (and without further compensation), Consultant agrees that, following the Transition Date, Consultant will use commercially reasonable efforts to cooperate with the Company, to the extent reasonably requested by the Company, to consult, advise and provide relevant input with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters that were within the scope of Consultant’ duties and responsibilities to the Company and its affiliates during employment with the Company.
7.Covenants.
(a)    Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that Consultant previously made certain representations with respect to confidential information and non-solicitation, as set forth in Sections 5 – 7 of the Employment Agreement, and Consultant hereby acknowledges and agrees that such provisions shall remain in full force and effect in accordance with their terms and that Consultant shall be bound by their terms. In addition, the Company acknowledges and

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agrees that the Company’s representations with respect to indemnification and insurance policies, as set forth in Section 8 of the Employment Agreement, shall remain in full force and effect in accordance with their terms and that the Company shall be bound by their terms.
(b)    During the Consulting Period, Consultant shall not be engaged in any other business activity which would interfere with the performance of duties hereunder or be competitive with the business of the Company (a “Restricted Business”).  The foregoing restrictions shall not be construed as preventing Consultant from making passive investments in other businesses or enterprises; provided, however, that such other investments will not require services on the part of Consultant which would in any manner impair the performance of his duties under this Agreement, and provided further that such other businesses or enterprises are not engaged in any business competitive to the business of the Company; provided that nothing herein shall prevent Consultant from owning up to 3 percent of the capital stock of a publicly held entity carrying on a Restricted Business so long as the Consultant does not actively participate in the control of such Restricted Business.
8.Non-Disparagement. Consultant agrees not to disparage the Company, any affiliate of the Company and/or any officers, directors, employees, shareholders and/or agents of the Company or any affiliate of the Company in any manner intended or reasonably likely to be harmful to them or their business, business reputation or personal reputation.
9.Exceptions. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit Consultant (or Consultant’s attorney) from (a) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), the EEOC, the NLRB, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (b) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Consultant’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (c) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), Consultant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement is intended to or shall preclude Consultant from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Consultant is required to provide testimony, then unless otherwise directed or requested by a Governmental Agency or law enforcement, Consultant shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.
10.Representations.

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(a)    Consultant represents and warrants that Consultant has no outstanding agreement, relationship or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from performing hereunder or complying with the provisions hereof, and further agrees that Consultant will not enter into any such conflicting agreement or relationship during the Consulting Period. Consultant agrees to comply with any insider trading policy, ethics policy and business conduct policy of the Company during the term of this Agreement. Consultant agrees to not use information received by Consultant during the term of this Agreement for personal gain or take advantage of any business opportunities that arise as a result of this Agreement that might be of interest to the Company. Consultant agrees that if Consultant makes any “reportable transactions” under Section 16 of the Exchange Act of 1934, as amended, Consultant shall immediately notify the Company of such transactions.
(b)    Consultant hereby acknowledges (i) that Consultant has consulted with or has had the opportunity to consult with independent counsel of Consultant’s own choice concerning this Agreement, and has been advised to do so by the Company, and (ii) that Consultant has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on Consultant’s own judgment.
11.Independent Contractor. Consultant expressly acknowledges and agrees that, as of the Transition Date, Consultant is solely an independent contractor and shall not be construed to be an employee of the Company in any matter under any circumstances or for any purposes whatsoever. Except as expressly contemplated by this Agreement, the Company shall not be obligated to (a) pay on the account of Consultant any unemployment tax or other taxes required under the law to be paid with respect to employees, (b) withhold any monies from the fees of Consultant for income tax purposes or (c) provide Consultant with any benefits, including without limitation health, welfare, pension, retirement, or any kind of insurance benefits, including workers’ compensation insurance. Notwithstanding the foregoing, any amounts payable to Consultant in respect of his service as an employee of the Company prior to the Transition Date shall be subject to withholding in accordance with applicable law. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and to pay any applicable income, self-employment and other taxes thereon. Consultant and the Company hereby acknowledge and agree that this Agreement does not impose any obligation on the Company to offer employment to Consultant at any time.
12.Assignment. This Agreement and the rights and duties hereunder are personal to Consultant and shall not be assigned, delegated, transferred, pledged or sold by either Consultant without the prior written consent of the Company. Consultant hereby acknowledges and agrees that the Company may assign, delegate, transfer, pledge or sell this Agreement and the rights and duties hereunder (a) to an affiliate of the Company or (b) to any third party (i) that acquires all or substantially all of the assets of the Company or (ii) that is the surviving or acquiring corporation in connection with a merger, consolidation or other acquisition involving the Company. This Agreement shall inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, personal representatives, successors and assigns.
13.Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to Consultant: at Consultant’s most recent address on the records of the Company.
If to the Company:
The New Home Company Inc.

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85 Enterprise, Suite 450
Aliso Viejo, CA 92656
Attn: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
14.Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code and Department of Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”). Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with Consultant to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (a) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (b) comply with the requirements of Section 409A; provided, however, that this Section 14 shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A.
(a)    Survival. Section 6 (Cooperation), Section 7 (Covenants), Section 8 (Non-Disparagement), Section 9 (Exceptions), and Section 11 (Independent Contractor) hereof shall survive any termination of this Agreement and shall continue in effect.
15.Governing Law. Any dispute, controversy, or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and interpreted under the laws of the State of California, without regard to conflict of law principles.
16.Entire Agreement; Counterparts. Effective as of the Transition Date, this Agreement, together with the Separation Agreement (and any equity award agreements referenced therein), constitute the complete and final agreement of the parties and supersede any prior agreements between them, whether written or oral, with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
17.Severability. The invalidity or unenforceability of any provision of this Agreement, or any terms thereof, shall not affect the validity of this Agreement as a whole, which shall at all times remain in full force and effect.

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IN WITNESS WHEREOF, the Consultant has hereunto set Consultant’s hand, and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

THE NEW HOME COMPANY INC.,
a Delaware corporation

By:	/s/ Leonard Miller Name: Leonard Miller Title: President and Chief Operating Officer

“CONSULTANT”

___/s/ Thomas Redwitz____________________
Thomas Redwitz

S-0

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EXHIBIT A

CONSULTING SERVICES

1.
Meetings. Consultant is expected to meet with the Company’s President and other personnel at the request of the Company’s President at the Company’s headquarters or one of its divisional headquarters at such times as mutually agreed between Consultant and the Company’s President.

2.
Design and Product Services. Consultant shall devote significant energy to design and product services, including review of the Division’s architectural plans and site planning and aiding the President in the oversight of the design review process.

3.
Land Transactions. Provide advice at the request of the Company’s President regarding certain land purchase and fee deal transactions, including maintenance and transition of relationships with land owners.

4.	President Requests. Consultation and participation with other Company’s matters as reasonably requested by the Company’s President.

A-0

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